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                                                                   Exhibit 3.1B



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                     INSIGHT COMMUNICATIONS COMPANIES, INC.


         Pursuant to Section 241 of the General Corporation Law of the State of Delaware

         Insight Communications Companies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: The Sole Incorporator of the Corporation duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Section FIRST of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

                  FIRST:   The name of the Corporation is

                      INSIGHT COMMUNICATIONS COMPANY, INC.

         SECOND: The Corporation has not received any payment for any of its stock.

         THIRD: The Sole Incorporator has duly adopted this Certificate of Amendment and the amendment to the Certificate of Incorporation contained herein in accordance with Section 241 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate on the 10th day of March, 1999.



                                           ---------------------------------
                                           Elliot Brecher, Sole Incorporator